Exhibit 10.1

Execution Version

Published CUSIP Number:  85230DAQ7

TERM LOAN AGREEMENT

Dated as of August 21, 2015

among

ST. JUDE MEDICAL, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

and
U.S. BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

and

The Other Lenders Party Hereto

* * * *

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

WELLS FARGO SECURITIES, LLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

and

U.S. BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

i

5.05	Litigation	41
5.06	No Default	41
5.07	ERISA Compliance	41
5.08	Use of Proceeds; Margin Regulations	42
5.09	Title to Properties	42
5.10	Taxes	42
5.11	Financial Condition	43
5.12	Environmental Matters	43
5.13	Regulated Entities	43
5.14	No Burdensome Restrictions	43
5.15	Copyrights, Patents, Trademarks and Licenses, Etc.	43
5.16	Subsidiaries	43
5.17	Insurance	44
5.18	Full Disclosure	44
5.19	Taxpayer Identification Number	44
5.20	Solvency	44
5.21	OFAC	44
5.22	Anti-Corruption Laws; PATRIOT Act	44

ARTICLE VI.	AFFIRMATIVE COVENANTS	44

6.01	Financial Statements	44
6.02	Certificates; Other Information	45
6.03	Notices	46
6.04	Preservation of Corporate Existence, Etc.	47
6.05	Maintenance of Property	47
6.06	Insurance	47
6.07	Payment of Obligations	48
6.08	Compliance with Laws	48
6.09	Inspection of Property and Books and Records	48
6.10	Environmental Laws	48
6.11	Use of Proceeds	49
6.12	Anti-Corruption Laws	49

ARTICLE VII.	NEGATIVE COVENANTS	49

7.01	Limitation on Liens	49
7.02	Disposition of Assets	50
7.03	Consolidations and Mergers	51
7.04	Loans and Investments	51
7.05	Limitation on Subsidiary Indebtedness	52
7.06	Transactions with Affiliates	53
7.07	Use of Proceeds; Regulation U	53
7.08	Limitation on Subsidiary Dividends	53
7.09	Joint Ventures	53
7.10	Restricted Payments	53
7.11	Change in Business	54
7.12	Accounting Changes	54
7.13	Consolidated Leverage Ratio	54
7.14	Sanctions	54
7.15	Anti-Corruption Laws	54

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	54

8.01	Events of Default	54
8.02	Remedies Upon Event of Default	56
8.03	Application of Funds	57

ARTICLE IX.	ADMINISTRATIVE AGENT	57

9.01	Appointment and Authority	57
9.02	Rights as a Lender	57
9.03	Exculpatory Provisions	58
9.04	Reliance by Administrative Agent	58
9.05	Delegation of Duties	59
9.06	Resignation of Administrative Agent	59
9.07	Non-Reliance on Administrative Agent and Other Lenders	59
9.08	No Other Duties, Etc.	60
9.09	Administrative Agent May File Proofs of Claim	60

ARTICLE X.	MISCELLANEOUS	60

10.01	Amendments, Etc.	60
10.02	Notices; Effectiveness; Electronic Communication	61
10.03	No Waiver; Cumulative Remedies	63
10.04	Expenses; Indemnity; Damage Waiver	64
10.05	Payments Set Aside	65
10.06	Successors and Assigns	66
10.07	Treatment of Certain Information; Confidentiality	70
10.08	Set-off	71
10.09	Interest Rate Limitation	71
10.10	Counterparts	71
10.11	Integration	72
10.12	Survival of Representations and Warranties	72
10.13	Severability	72
10.14	Replacement of Lenders	72
10.15	Governing Law	73
10.16	Waiver of Right to Trial by Jury	74
10.17	No Advisory or Fiduciary Responsibility	74
10.18	PATRIOT Act Notice	75
10.19	Electronic Execution of Assignments and Certain Other Documents	75

SIGNATURES		S-1

SCHEDULES

1.01	Excluded Subsidiaries
2.01	Commitments and Pro Rata Shares
5.05	Litigation
5.07	ERISA Matters
5.10	Taxes
5.11	Material Indebtedness
5.12	Environmental Matters
5.16	Subsidiaries
6.06	Insurance Coverage
7.01	Existing Liens
7.04	Investment Policy
7.05	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption Agreement
E	Opinions
F	U.S. Tax Compliance Certificates
G	Solvency Certificate

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (the “Agreement”) is entered into as of August 21, 2015, among ST. JUDE MEDICAL, INC., a Minnesota corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and Lender.

The Borrower has requested that the Lenders provide a term loan facility and the Lenders are willing to do so on the terms and conditions set forth herein.  In consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2016 Senior Notes” mean the Borrower’s 5-year, 2.50% unsecured senior notes due January 15, 2016, issued pursuant to the Third Supplemental Indenture, dated as of December 6, 2010, to the Indenture dated as of July 28, 2009, in each case, between the Borrower and U.S. Bank National Association, as trustee.

“Acquired Business” means Thoratec, together with its Subsidiaries.

“Acquired Business Material Adverse Effect” means any change, event, development, condition, occurrence or effect that (1) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of Thoratec and the Company Subsidiaries, taken as a whole, or (2) materially impairs the ability of Thoratec to comply, or prevents Thoratec from complying, with its material obligations with respect to the consummation of the Thoratec Acquisition or would reasonably be expected to do so; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, an Acquired Business Material Adverse Effect under subclause (1) of this definition:  (i) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which Thoratec conducts business, to the extent Thoratec and the Company Subsidiaries are not disproportionately affected thereby; (ii) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, to the extent Thoratec and the Company Subsidiaries are not disproportionately affected thereby; (iii) any change that generally affects industries in which Thoratec and the Company Subsidiaries conduct business, to the extent Thoratec and the Company Subsidiaries are not disproportionately affected thereby; (iv) any change proximately caused by the announcement or pendency of the transactions contemplated by the Acquisition Agreement, including the Merger, including any litigation claims made by shareholders arising directly out of allegations of a breach of fiduciary duty directly relating to the Acquisition Agreement, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships (it being understood that this clause (iv) shall not apply to any representation, warranty, covenant or agreement of Thoratec herein that is expressly intended to address the consequences of the execution, delivery or performance of the Acquisition Agreement or the consummation of the transactions contemplated hereby); (v) any change proximately caused by Thoratec’s compliance with the terms of the Acquisition Agreement, or action taken, or failure to act, to which Parent has consented in writing; (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility or terrorism, to the extent Thoratec and the Company Subsidiaries are not disproportionately affected thereby; (vii) any hurricane, earthquake, flood or other natural disasters or acts of God; (viii) changes in Laws after the date of the Acquisition Agreement, to the extent Thoratec and the Company Subsidiaries are not disproportionately affected thereby; (ix) changes in GAAP (as defined in the Acquisition Agreement) after the date of the Acquisition Agreement, to the extent Thoratec and the Company Subsidiaries are not disproportionately affected thereby; (x) in and of itself, any failure by Thoratec to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the Acquisition Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, an Acquired Business Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(ix) or (xi) of this definition); or (xi) in and of itself, a decline in the price of the Shares on NASDAQ or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, an Acquired Business Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(ix) of this definition).  In this definition, (i) each reference to the “Acquisition Agreement” shall mean the Acquisition Agreement as in effect on July 21, 2015 and (ii) each capitalized term used in this definition and defined in the Acquisition Agreement shall have the meaning given to such term in the Acquisition Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person, to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or a Subsidiary is the surviving entity.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of July 21, 2015, among the Borrower, SJM International, Inc., Spyder Merger Corporation and Thoratec.

“Acquisition Agreement Representations” means the representations and warranties made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or a Subsidiary of the Borrower) has the right to terminate the Borrower’s (or its Affiliates’) obligations under the Acquisition Agreement as a result of the breach of such representations in the Acquisition Agreement, or the accuracy of such representations in the Acquisition Agreement is a condition to the Borrower’s (or its Affiliates’) obligations to consummate the Thoratec Acquisition pursuant to the Acquisition Agreement.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agreement” means this Term Loan Agreement.

“Applicable Rate” means, for any Type of Loan at any time, the percentage rate per annum which is applicable at such time with respect to Loans of such Type by reference to the then applicable Debt Ratings of the Borrower as set forth below:

		Tranche 1 Loans and Tranche 2 Loans
Level	Debt Rating	LIBOR Loans	Base Rate Loans
I	> A / A2	0.750%	0.000%
II	A- / A3	1.000%	0.000%
III	BBB+ / Baa1	1.125%	0.125%
IV	BBB / Baa2	1.250%	0.250%
V	< BBB- / Baa3	1.375%	0.375%

“Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that, (a) if the Debt Ratings fall in different Levels, the applicable Level shall be based on (i) if the two Debt Ratings are one Level apart, the higher of the two Debt Ratings (the lower pricing); (ii) if the two Debt Ratings are two or three Levels apart, the applicable Level shall be determined by reference to the Level one Debt Rating lower than the higher of the two Debt Ratings; and (iii) if the two Debt Ratings are four Levels apart, the applicable Level shall be determined by reference to the Level two Debt Ratings lower than the higher of the two Debt Ratings; (b) if there is only one Debt Rating, the Debt Rating one Level lower than such Debt Rating shall apply; and (c) if there is no Debt Rating, the lowest Debt Rating Level (i.e., Level V) set forth above shall apply.

Initially as of the Closing Date, the Applicable Rate shall be set at Level III.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank, National Association, in its capacity as a joint lead arranger and a joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption Agreement substantially in the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 3, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto and the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any

Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted , adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)                                 during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche 1 Loans or Tranche 2 Loans and (b) any Commitment, refers to whether such Commitment is a Tranche 1 Commitment or a Tranche 2 Commitment.

“Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.02(e), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, such Lender’s Tranche 1 Commitment or Tranche 2 Commitment, as applicable.  The initial amount of the total Commitments is $2,600,000,000.

“Commitment Fees” has the meaning set forth in Section 2.08(a).

“Commitment Termination Date” means (with respect to all Commitments) January 21, 2016; provided that if the Closing Date occurs on or prior to such date, then (with respect to the Tranche 2 Commitments only) the “Commitment Termination Date” shall mean February 1, 2016.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income and (iv) other expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 6.01(a) or (b).

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other financial obligation (each a “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of such primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans on the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder on the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and all Lenders promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is or whose government is the subject of any Sanction.

“Dollar” and “$” mean lawful money of the United States.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (provided that if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement);

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day; and

(c)                                  if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means each Subsidiary listed on Schedule 1.01 by reason that such Subsidiary no longer actively conducts any business or operations, including as a holding or investment company, and has been, will be after the Closing Date, or likely will be after the Closing Date, liquidated, and in the event that any such Subsidiary shall after the Closing Date conduct any business or operations, including as a holding or investment company, such that after three consecutive fiscal quarters of the Borrower and its Subsidiaries, such Subsidiary has income equal to or greater than 1% of Consolidated Net Income determined for the same such period, then such Subsidiary shall no longer be an Excluded Subsidiary as of the date of delivery, or date delivery is required (whichever is earlier), of the financial statements of the Borrower and its Subsidiaries pursuant to Section 6.01(a) or (b) with respect to the third such consecutive fiscal quarter and a Responsible Officer shall notify the Administrative Agent thereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.14) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated as of July 21, 2015 among the Borrower, Bank of America and Merrill Lynch regarding fees in connection with this Agreement.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Loans” has the meaning specified in Section 3.03.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   capital leases and Synthetic Lease Obligations; and

(g)                                  all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Independent Auditor” has the meaning specified in Section 6.01(a).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Transaction” has the meaning specified in Section 7.04.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any of the Tranche 1 Loans and the Tranche 2 Loans, as applicable, made by a Lender to the Borrower hereunder.  A Loan may be a Base Rate Loan or a Eurodollar Rate Loan, each of which shall be a “Type” of Loan.

“Loan Documents” means this Agreement, each Note and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Margin Stock” means “margin stock” as such term is defined in Regulation U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Maturity Date” means, as applicable, the earlier of (i) five years after the Closing Date and (ii) the date on which the maturity of the Loans is accelerated in accordance with the terms hereof, provided, however, if such date is not a Business Day, the next preceding Business Day.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section

302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Receivables Facility” means one or more accounts receivable securitization arrangements which provide for (a) the sale of accounts receivable and any related property by the Borrower and/or any of its Subsidiaries to a financing party or a special purpose vehicle and (b) if a special purpose vehicle is used in any such arrangements, the granting of a security interest in accounts receivables and any related property by such special purpose vehicle and/or the granting of a security interest by the Borrower or such Subsidiary in any such related property; provided, however, that the sum of the aggregate net unrecovered investment and the aggregate outstanding advances from the financing parties under such accounts receivable securitization arrangements shall not exceed $150,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Proceeding” has the meaning specified in Section 10.04(b).

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment and/or Loans outstanding of such Lender at such time, subject to adjustment as provided in Section 2.15, and the denominator of which is the amount of the sum of the Commitments and/or Loans of all Lenders outstanding at such time; provided that if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; provided, further, that if the Pro Rata Share is being determined with respect to a Class, then the numerator and denominator shall be determined with respect to the Commitments and/or Loans of such Class only.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 6.02.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Regulation S-X” has the meaning specified in Section 4.02(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having a Pro Rata Share representing more than 50% in the aggregate of the Commitments and/or Loans outstanding; provided that, if there is only one Lender, only the consent of that Lender shall be required.  The Pro Rata Share of any Defaulting Lender and all of its Commitments and/or Loans outstanding shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01 or 4.02, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” mean, with respect to the Borrower on any date of determination, that on and as of such date (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following such date of determination.

“Solvency Certificate” means a solvency certificate substantially in the form attached hereto as Exhibit G.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Defaults” mean any Default or Event Of Default under Sections 8.01(a); 8.01(b) (solely with respect to breaches of the negative covenants in Sections 7.01, 7.03 and 7.05); 8.01(c) (solely with respect to failure to maintain the corporate existence of the Borrower under Section 6.04(a)); 8.01(e) (solely with respect to cross-payment default and cross acceleration to Indebtedness having an aggregate principal amount in excess of $75,000,000); 8.01(f) (solely with respect to the Borrower); 8.01(g) (solely with respect to the Borrower); and 8.01(k).

“Specified Representations” mean the representations and warranties of the Borrower under Sections 5.01(a) (solely with respect to the Borrower); 5.01(b)(iii) (solely with respect to the Borrower’s corporate power and authority); 5.02(i); 5.02(ii)(a); 5.02(ii)(b) (limited to conflict with, or breach or contravention of, any document evidencing any Contractual Obligation in respect of Indebtedness of the Borrower and its Subsidiaries in a committed or outstanding principal amount in excess of $75,000,000); 5.04; 5.08; 5.11(a)(x)(i); 5.11(a)(x)(ii); 5.13 (limited to the first sentence thereof); 5.20; and 5.22 (solely with respect to the PATRIOT Act).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Thoratec” means Thoratec Corporation, a California corporation.

“Thoratec Acquisition” means the acquisition by the Borrower, through Spyder Merger Corporation, of all of the issued and outstanding shares of common stock of Thoratec pursuant to the Acquisition Agreement.

“Tranche 1 Commitment” means, as to each Tranche 1 Lender, its commitment to make Tranche 1 Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Tranche 1 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche 1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the date hereof, the aggregate amount of the Tranche 1 Commitment is $2,100,000,000.

“Tranche 1 Lender” means, as of any date of determination, a Lender having a Tranche 1 Commitment or holding a Tranche 1 Loan.

“Tranche 1 Loans” means the term loans made by the Tranche 1 Lenders to the Borrower pursuant to Section 2.01(a)(i).

“Tranche 2 Borrowing Date” means the date on which the Tranche 2 Loans are borrowed.

“Tranche 2 Commitment” means, as to each Tranche 2 Lender, its commitment to make Tranche 2 Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Tranche 2 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche 2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the date hereof, the aggregate amount of the Tranche 2 Commitment is $500,000,000.

“Tranche 2 Lender” means, as of any date of determination, a Lender having a Tranche 2 Commitment or holding a Tranche 2 Loan.

“Tranche 2 Loans” means the term loans made by the Tranche 2 Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“Transactions” means the consummation of the Thoratec Acquisition, the making of the Loans hereunder, the payment of fees and expenses in connection therewith and the other transactions contemplated hereby or related thereto (including, without limitation, the Borrower’s obtaining of bridge financing commitments and, if applicable, entry into a bridge financing facility in connection with the Thoratec Acquisition, and the payment of fees and expenses in connection therewith).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 (i)                                     The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)                                  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)                               The term “including” is by way of example and not limitation.

(iv)                              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.  (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)                                 If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06                        Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II.
THE COMMITMENTS AND LOANS

2.01                        The Loans.

(a)                                 Subject to the terms and conditions set forth herein, each Lender severally agrees to make:

(i)                                     Tranche 1 Loans in a single drawing, to be made on the Closing Date, the proceeds of which shall be used in accordance with Section 6.11(a); provided that the outstanding principal amount of such Tranche 1 Loan made by such Tranche 1 Lender shall not exceed such Lender’s Tranche 1 Commitment in effect immediately prior to making such Tranche 1 Loan; and

(ii)                                  Tranche 2 Loans in a single drawing, to be made on or following the Closing Date until and including the applicable Commitment Termination Date, the proceeds of which shall be used in accordance with Section 6.11(b); provided that the outstanding principal amount of such Tranche 2 Loan made by such Tranche 2 Lender shall not exceed such Lender’s Tranche 2 Commitment in effect immediately prior to making such Tranche 2 Loan.

(b)                                 Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

(c)                                  Each Lender’s (i) Tranche 1 Commitment shall terminate immediately and without further action on the Closing Date, after giving effect to the funding of such Lender’s Tranche 1 Commitment on the Closing Date, and (ii) Tranche 2 Commitment shall terminate immediately and without further action on the Tranche 2 Borrowing Date, after giving effect to the funding of such Lender’s Tranche 2 Commitment on the Tranche 2 Borrowing Date.

2.02                        Borrowings, Conversions and Continuations of the Loans.

(a)                                 Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice by the Borrower must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice.  Each Loan shall be made as a part of a Borrowing consisting of Loans of the same Class made by the Lenders ratably in accordance with their respective Commitments with respect to such Class.  Each Loan Notice must be received by the Administrative Agent not later than 11:00 a.m., (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type and Class of Loans to be borrowed (or to which Type the existing Loans are to be converted), and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 and, in the case of Tranche 2 Loans, Section 4.03, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans in the aggregate for Loans of all Classes.

2.03                        Mandatory Termination of Commitments.

(a)                                 Unless previously terminated, any outstanding Commitments shall terminate on the first to occur of (i) the consummation of the Thoratec Acquisition without the Closing Date having occurred, (ii) the date on which the Acquisition Agreement is terminated in accordance with its terms and such termination has either been publicly announced by a party thereto or the Administrative Agent have received written notice thereof from the Borrower (which notice the Borrower agrees to provide upon such termination) and (iii) the applicable Commitment Termination Date.

(b)                                 Any termination or reduction of the Commitments pursuant to this Section 2.03 shall be permanent.  The Administrative Agent shall promptly notify the Borrower and each Lender of any reduction in the Commitments pursuant to this Section 2.03.  Each reduction of Commitments pursuant to this Section 2.03 shall be applied to the Commitments or Loans (as applicable) of the Lenders in accordance with their respective Pro Rata Shares.

2.04                        Optional Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay ratably any Loans then outstanding in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, further that the Borrower shall compensate and hold harmless any Lender from any loss, cost or expense incurred by such Lender in accordance with Section 3.05 as a result of the failure to make such prepayment.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be allocated ratably between each Class of Loans and applied to the Loans within such Class, as the case may be, of the applicable Lenders within such Class in accordance with their respective Pro Rata Shares.

2.05                        Optional Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, from time to time permanently reduce the respective Commitments of the Lenders; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof; provided, further, that a notice of termination or reduction of the total Commitments outstanding delivered by the Borrower may state that such notice is conditioned upon the consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Commitments.  Prior to the Closing Date, any reduction of the Commitments shall be allocated first to the Tranche 1 Commitments then outstanding and second, to the Tranche 2 Commitments, in each case, applied to the Commitment of each Lender according to its Pro Rata Share.  All Commitment Fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.06                        Repayment of Loans.  The Borrower hereby unconditionally promises to repay the outstanding Loans as follows: (a) to the Administrative Agent for the ratable account of each Tranche 1 Lender on the last Business Day of the first full calendar quarter following the Closing Date and on the last Business Day of each successive calendar quarter thereafter, the applicable percentage determined in accordance with the grid set forth below on the aggregate principal amount of the Tranche 1 Loans made on the Closing Date, (b) to the Administrative Agent for the ratable account of each Tranche 2 Lender on the last Business Day of the first full calendar quarter following the Tranche 2 Borrowing Date and on the last Business Day of each successive calendar quarter thereafter, the applicable percentage determined in accordance with the grid set forth below on the aggregate principal amount of the Tranche 2 Loans made on the Tranche 2 Borrowing Date and (c) to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the remaining outstanding principal amount of Loans made to the Borrower then outstanding.

Quarterly Payment Dates	Applicable percentage per calendar quarter
Each payment date until and including the third anniversary of the Closing Date	1.25%
Each payment date thereafter, up to but not including the Maturity Date	2.50%

2.07                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, if required by the Required Lenders and after written notice to the Borrower, while any Event of Default exists, the Borrower shall pay interest on all overdue amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate applicable thereto to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08                        Fees.

(a)                                 Commitment Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender commitment fees (“Commitment Fees”), at a rate per annum equal to 12.5 basis points on the actual daily undrawn Commitment of such Lender, accruing during the period commencing on the later of (i) September 19, 2015 and (ii) the Effective Date and ending on the date on which all Commitments are terminated.  Accrued Commitment Fees shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December, (y) with respect to Tranche 1 Commitments, on the date on which all Tranche 1 Commitments are terminated and (z) with respect to Tranche 2 Commitments, on the date on which all Tranche 2 Commitments are terminated.

(b)                                 Other Fees.  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

2.09                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10                        Evidence of Debt.

(a)                                 The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.

Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class, amount and maturity of its Loans and payments with respect thereto.

(b)                                 In the event of any conflict between the Register and a Lender’s records, the records as in the Register shall control in the absence of manifest error.

2.11                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower, other than with respect to the Maturity Date, shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12                        Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13                        [Reserved.]

2.14                        [Reserved.]

2.15                        Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 or Section 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  Each Defaulting Lender shall be entitled to receive fees payable under Section 2.09 for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of the outstanding principal amount of the Loans funded by it.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees accruing with respect to its Commitment during such period pursuant to Section 2.08(a).

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i)  The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of IRS Form W-8ECI;

(III)                         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section

881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)                          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)                                 FATCA.  For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the effective date of the Amendment, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the

Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section, (2) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement; Reimbursement Limitation.  A certificate of a Lender (i) setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and (ii) stating in reasonable detail the basis for the charges and the method of computation, and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty days after receipt thereof.  Notwithstanding any other provisions of this Section 3.04, no Lender shall demand compensation for any increased cost, charge or reduction under subsection (a) and (b) of this Section 3.04 if it shall not at the time be the general policy of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, and each Lender shall in good faith endeavor to allocate increased costs or reductions fairly among all of its affected commitments and loans (whether or not it seeks compensation from all affected borrowers).

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, such that the three-month period shall commence upon the date of effectiveness of such Change in Law).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, but such Lender gives notice within 30 days after such Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender for services actually performed in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.14.

3.07                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of all Commitments, repayment of all Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS

4.01                        Conditions to Effective Date.  The Lenders’ Commitments shall not become effective unless all of the following conditions precedent have been satisfied (or waived in accordance with Section 10.01) on or prior to the applicable Commitment Termination Date:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     (x) executed counterparts of this Agreement signed on behalf of each party hereto, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower or (y) written evidence (which may include electronic transmission of a signed signature page of this Agreement) that each party hereto has signed a counterpart of this Agreement;

(ii)                                  certified copies of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iii)                               certified copies of the Borrower’s Organization Documents and certificates of good standing in the Borrower’s jurisdiction of incorporation; and

(b)                                 The Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Effective Date pursuant this Agreement and the other Loan Documents, to the extent invoiced at least two Business Days prior to the Effective Date.

Promptly upon the occurrence thereof, the Administrative Agent shall notify the Borrower and the Lenders that the Effective Date has occurred, and such notice shall be conclusive and binding.

4.02                        Conditions Precedent to Closing Date.  The Lenders’ obligation to make Loans on the Closing Date shall be subject to all of the following conditions precedent having been satisfied (or waived in accordance with Section 10.01) on or before the applicable Commitment Termination Date:

(a)                                 The Effective Date shall have occurred.

(b)                                 All of the conditions precedent to the consummation of the Thoratec Acquisition shall have been satisfied in accordance with the terms and conditions of the Acquisition Agreement, and no provision of the Acquisition Agreement shall have been amended or modified, and no condition therein shall have been waived or consent granted, in any respect that is materially adverse to the Lenders or

Merrill Lynch without Merrill Lynch’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, that changes in the purchase price shall not be deemed to be materially adverse to the interests of the Lenders or Merrill Lynch and shall not require the consent of Merrill Lynch if such purchase price changes do not exceed 10% in aggregate.

(c)                                  (i) Except as set forth in (x) the Company SEC Documents (as defined in the Acquisition Agreement as of July 21, 2015) filed since January 1, 2014 and publicly available on the SEC’s Electronic Data Analysis and Retrieval System prior to July 21, 2015 (but (A) without giving effect to any amendment thereof filed with the SEC on or after July 21, 2015 and (B) excluding disclosures in the “Risk Factors” and “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature) or (y) the Company Disclosure Schedule (as defined in the Acquisition Agreement as of July 21, 2015 and provided to Merrill Lynch on such date) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of the Acquisition Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to the terms hereof to the extent that the relevance of such information is readily apparent on its face), since January 3, 2015 through July 21, 2015 there shall not have occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which has had or would reasonably be expected to have an Acquired Business Material Adverse Effect and (ii) since July 21, 2015, there shall not have occurred and be continuing any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have an Acquired Business Material Adverse Effect.

(d)                                 Merill Lynch shall have received (except to the extent that Merrill Lynch determines that it does not require any of the following) (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each of the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year) (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period); and (ii)(a) audited and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Thoratec and its Subsidiaries and (b) pro forma financial statements of the Borrower giving effect to the Transactions and any other recent, probable or pending acquisitions or dispositions, in each case under this clause (ii) solely to the extent required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), which, in each of (i) and (ii), are prepared in accordance with GAAP and meet the requirements of Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder applicable to registration statements on Form S-3.

(e)                                  The Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant this Agreement and the other Loan Documents, to the extent invoiced at least two Business Days prior to the Closing Date.

(f)                                   To the extent requested at least 10 Business Days prior to the Closing Date by any of the Administrative Agent, the Arrangers or the Lenders, the Administrative Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(g)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     favorable opinions of Jason A. Zellers, General Counsel of the Borrower, and Gibson, Dunn & Crutcher LLP, as special counsel to the Borrower, each addressed to the Administrative Agent and each Lender, in the form of Exhibit E(1) or such other form as may be reasonably acceptable to the Administrative Agent;

(ii)                                  (A) an officer’s certificate from a Responsible Officer of the Borrower that there has been no change to the matters previous certified pursuant to Sections 4.01(a)(ii) and (iii) (or otherwise providing updates to such certifications) and that the conditions set forth in this Section 4.02 have been satisfied as of the Closing Date and (B) a Solvency Certificate from the chief financial officer, or other officer with equivalent duties, of the Borrower.

(iii)                               a Note executed by the Borrower in favor of each Lender requesting a Note;

(iv)                              a Loan Notice in accordance with Section 2.02(a).

(h)                                 (i) There shall exist no Specified Default and (ii) each of the Acquisition Agreement Representations shall be true and correct and each of the Specified Representations shall be true and correct in all material respects (except Specified Representations that are qualified by materiality, which shall be true and correct), in each case, at the time of, and after giving effect to, the making and application of the Loans on the Closing Date.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.03                        Conditions Precedent to Tranche 2 Borrowing Date.  If the funding of the Tranche 2 Loans does not occur on the Closing Date, the Lenders’ obligation to make Tranche 2 Loans following the Closing Date shall be subject to all of the following conditions precedent having been satisfied (or waived in accordance with Section 10.01) on or before the applicable Commitment Termination Date:

(a)                                 Each of the Effective Date and the Closing Date shall have occurred.

(b)                                 (i) The representations and warranties of the Borrower contained in Article V of this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality, which shall be true and correct) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier

(1)  Gibson Dunn to provide draft opinions.

date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (ii) no Default shall exist or would result from the proposed borrowing of Tranche 2 Loans hereunder.

(c)                                  The Administrative Agent shall have received a Loan Notice in accordance with Section 2.02(a).

(d)                                 The Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Tranche 2 Borrowing Date pursuant this Agreement and the other Loan Documents, to the extent invoiced at least two Business Days prior to the Tranche 2 Borrowing Date.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.03, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Tranche 2 Borrowing Date specifying its objection thereto.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants, as of the Effective Date (other than Section 5.20) and as of the date on which any Loan is made, that:

5.01                        Existence and Power.  The Borrower and each of its Subsidiaries (other than Excluded Subsidiaries):

(a)                                 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

(b)                                 has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) in the case of the Borrower, to execute, deliver, and perform its obligations under the Loan Documents;

(c)                                  is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)                                 is in compliance with all Laws; except, in each case referred to in clause (a), (b), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  (i) The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document have been duly authorized by all necessary corporate or other action, and (ii) do not and will not:

(a)                                 contravene the terms of any of the Borrower’s Organization Documents;

(b)                                 conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or

(c)                                  violate any Laws.

5.03                        Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

5.04                        Binding Effect.  This Agreement and each other Loan Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05                        Litigation.  Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or its Subsidiaries or any of their respective properties which:

(a)                                 purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)                                 would reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.06                        No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower.  As of the Effective Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Effective Date, create an Event of Default under Section 8.01(e).

5.07                        ERISA Compliance.

(a)                                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)                                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred (provided, that for purposes of this Section 5.07(c)(i), a Reportable Event shall only constitute an ERISA Event if such Reportable Event could reasonably be expected to result in liability of the Borrower or an ERISA Affiliate in an aggregate amount in excess of $5,000,000), and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)                                 Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Effective Date, those listed on Schedule 5.07 hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.08                        Use of Proceeds; Margin Regulations.

(a)                                 The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.11 and not in contravention of Section 7.07, Section 7.14 or Section 7.15.

(b)                                 Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

5.09                        Title to Properties.  The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.  As of the Effective Date, the property of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) is subject to no Liens, other than Permitted Liens.

5.10                        Taxes.  The Borrower and its Subsidiaries (other than Excluded Subsidiaries) have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect or that is not disclosed on Schedule 5.10.

5.11                        Financial Condition.

(a)                                 (x) The Audited Financial Statements, and (y) the unaudited consolidated financial statements of the Borrower and its Subsidiaries dated July 4, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on July 4, 2015 including the notes thereto and the accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations:

(i)                                     were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments in the case of such unaudited statements;

(ii)                                  fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(iii)                               except as specifically disclosed in Schedule 5.11, show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b)                                 Since the date of the Audited Financial Statements, there has been no Material Adverse Effect.

5.12                        Environmental Matters.  Except as specifically disclosed in Schedule 5.12, existing Environmental Laws and existing Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13                        Regulated Entities.  Neither the Borrower, any Person controlling the Borrower, nor any Subsidiary, is an “Investment Company” within the meaning of the Investment Companies Act of 1940.  The Borrower is not subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness.

5.14                        No Burdensome Restrictions.  Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

5.15                        Copyrights, Patents, Trademarks and Licenses, Etc.  The Borrower and its Subsidiaries (other than Excluded Subsidiaries) own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without any conflict with the rights of any other Person that could reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary (other than an Excluded Subsidiary) infringes upon any rights held by any other Person such that it could reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

5.16                        Subsidiaries.  As of the Effective Date, the Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 hereto and has no equity investments in any other corporation or entity other than those permitted by Section 7.04(e) or specifically disclosed in part (b) of Schedule 5.16.

5.17                        Insurance.  The properties of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) are insured either with financially sound and reputable insurance companies or under legitimate and responsible self-insurance programs, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries (other than Excluded Subsidiaries) operate.

5.18                        Full Disclosure.  None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

5.19                        Taxpayer Identification Number.  The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.20                        Solvency.  The Borrower is, individually and together with its Subsidiaries on a consolidated basis, as of the Closing Date, after giving effect to the Thoratec Acquisition and the making of Loans and application of proceeds thereof in each case on the Closing Date, Solvent.

5.21                        OFAC.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, or (c) located, organized or resident in a Designated Jurisdiction.

5.22                        Anti-Corruption Laws; PATRIOT Act.  The Borrower and its Subsidiaries have conducted their business in compliance with all applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and with the PATRIOT Act.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary (other than Excluded Subsidiaries) to:

6.01                        Financial Statements.  Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders, with sufficient copies for each Lender:

(a)                                 as soon as available, but not later than 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by the opinion of Ernst & Young LLP or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years.  Such opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower or any Subsidiary’s records; and

(b)                                 as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the first fiscal quarter ending after the Effective Date, a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such fiscal quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and its Subsidiaries.  As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent with sufficient copies for each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                 concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate, executed by a Responsible Officer, which certifies, among other things, that no Default or Event of Default has occurred and is continuing (except as described therein);

(b)                                 promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC; and

(c)                                  promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request for itself and to each Lender that makes a request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent on behalf of itself or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03                        Notices.  Promptly notify the Administrative Agent and each Lender:

(a)                                 of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that is reasonably likely to become a Default or Event of Default;

(b)                                 of any matter that has resulted or is reasonably likely to result in a Material Adverse Effect, including (insofar as the same has resulted or is reasonably likely to result in a Material Adverse Effect) (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(c)                                  of any of the following events affecting the Borrower, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower with respect to such event:

(i)                                     an ERISA Event;

(ii)                                  the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code;

(iii)                               the adoption of any amendment to a Pension Plan or other Plan subject to Section 412 of the Code that results in a material increase in contributions or Unfunded Pension Liability; or

(iv)                              the commencement of contributions to any Pension Plan or other Plan subject to Section 412 of the Code;

(d)                                 of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries.

Each notice under this Section 6.03 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or reasonably foreseeably will be) breached or violated.

6.04                        Preservation of Corporate Existence, Etc.

(a)                                 Preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation or formation, except with respect to any Subsidiary that is not the continuing or surviving Person or any Subsidiary that disposes of all of its assets to another Person, in each case in connection with transactions permitted by Section 7.03;

(b)                                 preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.03 and sales of assets permitted by Section 7.02;

(c)                                  use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill, except with respect to any Subsidiary that is not the continuing or surviving Person or any Subsidiary that disposes of all of its assets to another Person, in each case in connection with transactions permitted by Section 7.03; and

(d)                                 preserve or renew, to the extent permitted by Law, all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.05                        Maintenance of Property.  Maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each Subsidiary (other than an Excluded Subsidiary) shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.06                        Insurance.  Maintain, either with financially sound and reputable independent insurers or under legitimate and responsible self-insurance programs, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that at all times during the term of this Agreement the Borrower shall maintain insurance coverage with sound and reputable independent insurers or legitimate and responsible self-insurance programs in substantially the same amounts and covering substantially the same risks as the coverage existing on the Closing Date which is specifically disclosed in Schedule 6.06.  Upon request of the Administrative Agent or any Lender, the Borrower shall furnish the Administrative Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of the Borrower’s insurance broker setting forth the nature, extent and such other information as the Administrative Agent may reasonably request regarding the independent insurance maintained by the Borrower and its Subsidiaries (other than Excluded Subsidiaries) in accordance with this Section 6.06.

6.07        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all their respective obligations and liabilities with respect to which the failure to make payment could reasonably be expected to have a Material Adverse Effect, including (insofar as the same could reasonably be expected to have a Material Adverse Effect):

(a)           all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

(b)           all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and

(c)           all Indebtedness, as and when due and payable.

6.08        Compliance with Laws.  Comply, in all material respects with all requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and Regulation U issued by the FRB), except such as may be contested in good faith or as to which a bona fide dispute may exist.

6.09        Inspection of Property and Books and Records.  The Borrower shall maintain and shall cause each Subsidiary (other than Excluded Subsidiaries) to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries.  The Borrower shall permit, and shall cause each Subsidiary (other than Excluded Subsidiaries) to permit, representatives and independent contractors of the Administrative Agent, at the expense of the Borrower for one annual visit and inspection and at the expense of the Administrative Agent for each more frequent visit and inspection, or any Lender, at such Lender’s expense, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Administrative Agent or any other agent or representative appointed by the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice at the Borrower’s expense.

6.10        Environmental Laws.  The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws (except for any noncompliance which has not resulted or is not reasonably likely to result in a Material Adverse Effect).

6.11        Use of Proceeds.  Use the proceeds of the (a) Tranche 1 Loans only to pay all or a portion of the consideration for the Thoratec Acquisition and to pay fees and expenses relating to the Transactions and (b) Tranche 2 Loans only to refinance, repurchase, repay, redeem or defease all or a portion of the 2016 Senior Notes and for working capital, capital expenditures, acquisitions, share repurchases and other corporate purposes not in contravention of any Law or of any Loan Document.

6.12        Anti-Corruption Laws.  Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary (other than an Excluded Subsidiary) to, directly or indirectly:

7.01        Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           any Lien existing on property of the Borrower or any Subsidiary on the Effective Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date and any renewals or extensions thereof, provided that the property covered thereby is not increased and, in the case of any Liens on property of any Subsidiary whose Indebtedness is secured thereby, any renewal or extension of the obligations secured or benefited thereby, if applicable, is permitted by Section 7.05;

(b)           any Lien created under any Loan Document;

(c)           Liens for taxes, fees, assessments or other governmental charges which-are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no notice of lien has been filed or recorded under the Code;

(d)           carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)           Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)            Liens on the property of the Borrower or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

(h)           Liens on assets of companies which become Subsidiaries after the date of this Agreement, provided, however, that such Liens existed at the time the respective companies became Subsidiaries and were not created in anticipation thereof, and any renewals or extensions thereof, provided that the property covered thereby is not increased and, in the case of any Liens on property of any Subsidiary whose Indebtedness is secured thereby, any renewal or extension of the obligations secured or benefited thereby, if applicable, is permitted by Section 7.05;

(i)            purchase money security interests on any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $125,000,000;

(j)            Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

(k)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by either of the Borrower or any Subsidiary to provide collateral to the depository institution;

(l)            other Liens on property, provided that the sum of the aggregate Indebtedness secured by such Liens (exclusive of Indebtedness secured by Liens permitted by clauses (a) through (k), (m) and (n) hereof) shall not exceed an amount equal to 15% of Consolidated Tangible Net Worth as shown on the Borrower’s consolidated balance sheet for its most recent prior fiscal quarter;

(m)          Liens on accounts receivable and related property of any Subsidiary of the Borrower and/or on any such related property of the Borrower, in each case subject to a Permitted Receivables Facility and created in connection with such Permitted Receivables Facility;

(n)           Liens on property existing at the time of acquisition thereof by the Borrower or any Subsidiary; provided, such Liens were in existence prior to such acquisition and were not created in contemplation of such acquisition; and

(o)           Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code.

7.02        Disposition of Assets.  Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)           dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b)           the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c)           other dispositions of property during the term of this Agreement whose net book value in the aggregate shall not exceed 10% of the total assets of the Borrower and its consolidated Subsidiaries as reflected on the balance sheet of the Borrower and its consolidated Subsidiaries for their most recent prior fiscal quarter; and

(d)           the sale of notes or account receivables (or interests therein) pursuant to and in accordance with the terms of a Permitted Receivables Facility by the Borrower or any Subsidiary.

7.03        Consolidations and Mergers.  Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)           any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries;

(b)           any Subsidiary may (i) voluntarily liquidate, dissolve or windup or (ii) sell, transfer or distribute all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another Subsidiary or as otherwise permitted by Section 7.02; and

(c)           any Subsidiary may merge with a third party in order to consummate an Acquisition permitted by Section 7.04, including any merger as a result of which the third party is the surviving entity, so long as such entity upon the consummation of the merger is a Subsidiary.

7.04        Loans and Investments.  Purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower, except for:

(a)           investments in cash equivalents and short term marketable securities in accordance with the written investment policy approved from time to time by the Borrower’s board of directors, a current copy of which is set forth as Schedule 7.04(a) attached hereto and provided further, that the Borrower shall provide a copy of such policy to any Lender upon written request given to the Administrative Agent from time to time;

(b)           extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)           extensions of credit by the Borrower to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries or the Borrower;

(d)           Acquisitions, including investments in a Subsidiary or a third party incurred in order to consummate Acquisitions, provided that (i) such Acquisitions are undertaken in accordance with all applicable Laws; and (ii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree or any owner of any assets being acquired is obtained if such consent or approval is required to authorize the same;

(e)           minority equity investments or venture capital investments, provided that such investments are within the healthcare industry;

(f)            loans or other advances made during the term of this Agreement by the Borrower or any of their Subsidiaries which in the aggregate do not exceed 2.5% of the total assets of the Borrower and its consolidated Subsidiaries as reflected on the balance sheet of the Borrower and its consolidated Subsidiaries for the most recent fiscal quarter preceding the date of determination;

(g)           Advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes; and

(h)           investments in one or more Subsidiaries of the Borrower by the Borrower or another Subsidiary.

The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to acquire any securities in connection with any transaction subject to Section 13(d) (other than an Investment Transaction) or Section 14 of the Exchange Act, unless, prior to the time such transaction becomes subject to such Section 13 or 14, the board of directors or other applicable governing body of the Person that is the issuer of such securities has adopted a resolution approving such transaction.  For purposes of this Section 7.04, an “Investment Transaction” means a transaction subject to Section 13(d) of the Exchange Act, provided that in connection with such transaction the Borrower or any Subsidiary (as the case may be) has reported and at all times continues to report to the SEC that such transaction is undertaken for investment purposes or strategic business purposes.

7.05        Limitation on Subsidiary Indebtedness.  Permit any Subsidiary to create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or Contingent Obligations, except:

(a)           Indebtedness outstanding on the date hereof and listed on Schedule 7.05 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder;

(b)           letters of credit, bid bonds, performance guarantees and overdraft obligations guaranteed by the Borrower so long as the aggregate Indebtedness and Contingent Obligations under this subsection (b) is not of any time in excess of $200,000,000;

(c)           endorsements for collection or deposit in the ordinary course of business;

(d)           Indebtedness of any Subsidiary incurred pursuant to a Permitted Receivables Facility;

(e)           Indebtedness consisting of (i) the 1.58% unsecured private placement notes issued by St. Jude Medical Japan Co. Ltd. (“SJM Japan”) in April 2010 in the original principal amount of 8,140,500,000 Japanese Yen, guaranteed by the Borrower and maturing April 28, 2017, (ii) the 2.04% unsecured private placement notes issued by SJM Japan in April 2010 in the original principal amount of 12,753,450,000 Japanese Yen, guaranteed by the Borrower and maturing April 20, 2020, and (iii) all loans and other obligations incurred by SJM Japan under an overdraft facility with Mizuho Bank Ltd. and Sumitomo Mitsui Banking Corporation in the maximum aggregate principal amount at any time outstanding of 8,000,000,000 Japanese Yen, and, with respect to each of clauses (i), (ii) and (iii), any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder;

(f)            Indebtedness consisting of (i) agreements by a Subsidiary in connection with an acquisition to provide additional consideration payments upon the achievement of certain milestones, (ii) contingent commitments by a Subsidiary to acquire various businesses involved in the distribution of the Borrower’s or its Subsidiaries’ products, (iii) commitments by a Subsidiary to fund minority investments and (iv) other contingent acquisition payments to be made by a Subsidiary;

(g)           other Indebtedness or Contingent Obligations, provided that the aggregate amount of Indebtedness and Contingent Obligations permitted under subsections (a) and (g) of this Section 7.05 shall not exceed $500,000,000;

(h)           Indebtedness permitted under Section 7.04; and

(i)            Indebtedness under this Agreement.

The restrictions contained in this Section 7.05 shall not include any Indebtedness of any Subsidiary incurred under this Agreement.

7.06        Transactions with Affiliates.  Enter into any transaction with any Affiliate of the Borrower, except in the ordinary course of business or upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and provided such transaction is not otherwise restricted hereunder.

7.07        Use of Proceeds; Regulation U.  Following the application of proceeds of each Loan, have more than 25% of the value of assets of the Borrower, which are subject to any arrangement with the Administrative Agent or any Lender (herein or otherwise) whereby the Borrower’s or any Subsidiary’s right or ability to sell, pledge or otherwise dispose of assets is in any way restricted, be Margin Stock.

7.08        Limitation on Subsidiary Dividends.  Permit any Subsidiary (other than an Excluded Subsidiary) to enter into any agreement with any Person (other than the Lenders pursuant to this Agreement) which prohibits or limits the ability of such Subsidiary (other than an Excluded Subsidiary) to declare or pay any dividends or make other distributions of assets, properties, cash, rights, obligations or securities on account of any shares of any class of the capital stock of such Subsidiary (other than an Excluded Subsidiary).

7.09        Joint Ventures.  Enter into any Joint Venture which is not in the healthcare industry.

7.10        Restricted Payments.  Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Borrower and any wholly-owned Subsidiary may:

(a)           declare and make dividend payments or other distributions payable solely in its common stock;

(b)           purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

(c)           declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash provided, that, before and immediately after giving effect to such proposed action, no Default or Event of Default exists or would exist.

7.11        Change in Business.  Engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

7.12        Accounting Changes.  Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.

7.13        Consolidated Leverage Ratio.  Permit, on or after the Closing Date, the Consolidated Leverage Ratio at any time to be greater than: (i) 4.25 to 1.00 from the Closing Date until and including the fiscal quarter of the Borrower ending December 31, 2015; (ii) 4.00 to 1.00 for the next four consecutive fiscal quarters of the Borrower; and (iii) 3.50 to 1.00 during any period of four fiscal quarters of the Borrower thereafter.

7.14        Sanctions.  Directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender or otherwise) of Sanctions.

7.15        Anti-Corruption Laws.  Directly or indirectly use the proceeds of the Loans for any purpose that would violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other applicable jurisdictions.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three days after the same becomes due, any interest on any Loan or any Commitment Fee or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.09, or 6.11 or Article VII and, with respect to any default under Section 6.01 or 6.02, such default shall remain unremedied for a period of five days; or

(c)           Other Defaults.  The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure and (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)           Cross-Default.  (i) The Borrower or any Subsidiary (other than an Excluded Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $75,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such other Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $75,000,000; or

(f)            Insolvency Proceedings, Etc.  The Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary (other than an Excluded Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower or any Subsidiary (other than an Excluded Subsidiary) (i) a final judgment or order for the payment of money in an aggregate amount exceeding $150,000,000 (to the extent not covered by independent third-party insurance), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $125,000,000; or

(j)            Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control with respect to the Borrower; or

(l)            Loss of Licenses.  (i) The Food and Drug Administration or any other Governmental Authority revokes or fails to renew any material license, permit, franchise, patent, trademark, service mark, trade name, copyright, authorization or other right of the Borrower or any Subsidiary, or the Borrower or any Subsidiary for any reason loses any material license, permit, franchise, patent, trademark, service mark, trade name, copyright, authorization or other right, or the Borrower or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit, franchise, patent, trademark, service mark, trade name, copyright, authorization or other right; and (ii) any event or circumstance described in clause (i) has resulted or is reasonably likely to result in a Material Adverse Effect.

8.02        Remedies Upon Event of Default.  The Administrative Agent (i) at any time prior to the Closing Date during which an Event of Default pursuant to Section 8.01(a), (f) or (g) (in the case of clauses (f) and (g), solely with respect to the Borrower) has occurred and is continuing, shall, at the request of, or may, with the consent of, the Required Lenders, declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated and (ii) at any time following the making of the Loans on the Closing Date during which any Event of Default has occurred and is continuing, shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case pursuant to clauses (i) or (ii) without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other

Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other

Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)           reduce the principal of, or the rate of interest specified herein on any Loan or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)           change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(e)           change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) any amendment that changes the allocation of any principal payment between each Class, or that provides Guarantees and/or collateral to one Class and not the other Class, shall require the consent of Lenders holding more than 50% of the Commitments and Loans within each Class.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices or electronic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented or invoiced out of pocket fees and expenses incurred by the Administrative Agent and its respective Affiliates (including, but not limited to, the reasonable fees, charges and disbursements of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Lenders and the Administrative Agent, and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Administrative Agent in each relevant regulatory field and each relevant jurisdiction, respectively, and due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including, but not limited to, the reasonable fees, charges and disbursements of counsel which shall be limited to the reasonable and documented or invoiced out-of-pocket fees and other charges of one counsel to the Lenders and the Administrative Agent, and, if necessary, of one regulatory counsel and one local counsel to the Lenders retained by the Administrative Agent in each relevant regulatory field and each relevant jurisdiction, respectively (and, in the case of an actual or perceived conflict of interest where the Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Lender), and due diligence expenses), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons and any successors or assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel, representing all of the Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitee, taken as whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding, relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from disputes solely among Indemnitees not arising from or in connection with any act or omission by the Borrower or any of its Related Parties (other than any proceedings against the Administrative Agent or any Arranger in its capacity or in fulfilling its role as such under this Agreement).  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or, following the Closing Date, an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or, following the Closing Date, an Approved Fund; provided that, if after the Closing Date, the consent of the Borrower to an assignment is required hereunder, then the Borrower shall be deemed to have given its consent ten Business Days after the date written notice thereof was delivered by the Administrative Agent to the Borrower, unless such consent is expressly refused by the Borrower prior to such tenth Business Day; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)          Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, at which time any existing Note assigned to such Lender shall be redelivered to the Borrower.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation; provided, however, that, without impacting the indemnification requirement, any Lender may proceed against its Participant in accordance with the underlying participant agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.14 as if it were an assignee under subsection (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Electronic Execution of Assignments.  The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to any credit insurance provider relating to the Borrower and its Obligations or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information (provided that such Person has adopted or implemented reasonable confidentiality standards and protections).

Each of the Administrative Agent and each Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08      Set-off.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff on any amounts due on Obligations hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or electronic format (including .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.

10.11      Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.12      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.13      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.14      Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b) (except as otherwise provided herein);

(b)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.15      Governing Law.

(a)           GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “ACQUIRED BUSINESS MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT AN “ACQUIRED BUSINESS MATERIAL ADVERSE EFFECT” HAS OCCURRED OR WOULD REASONABLY BE EXPECTED TO OCCUR), (B) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION THERE HAS BEEN A FAILURE OF A CONDITION PRECEDENT TO THE BORROWER’S (OR ITS AFFILIATES’) OBLIGATION TO CONSUMMATE THE ACQUISITION OR SUCH FAILURE GIVES THE BORROWER THE RIGHT TO TERMINATE ITS (OR ITS AFFILIATES’) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH JURISDICTION WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO

IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.15.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16      Waiver of Right to Trial by Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

10.17      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders, are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arrangers, nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18      PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19      Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ST. JUDE MEDICAL, INC.,
as Borrower

By:	/s/ Donald J. Zurbay
Name:	Donald J. Zurbay
Title:	Vice President, Finance and Chief Financial Officer

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Kevin L. Ahart
Name:	Kevin L. Ahart
Title:	Vice President

St. Jude Medical, Inc.
Term Loan Agreement
Signature Page

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Yinghua Zhang
Name:	Yinghua Zhang
Title:	Director

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrea S. Chen
Name:	Andrea S. Chen
Title:	Director

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Scott O’Connell
Name:	Scott O’Connell
Title:	Director

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew Beckman
Name:	Andrew Beckman
Title:	Vice President

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

MIZUHO BANK, LTD., as a Lender

By:	/s/ David Lim
Name:	David Lim
Title:	Authorized Signatory

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

TD BANK, N.A., as a Lender

By:	/s/ Shreya Shah
Name:	Shreya Shah
Title:	Senior Vice President

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

BNP PARIBAS, as a Lender

By:	/s/ Michael Pearce
Name:	Michael Pearce
Title:	Managing Director

By:	/s/ Todd Grossnickle
Name:	Todd Grossnickle
Title:	Vice President

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

SVENSKA HANDELSBANKEN AB (PUBL) NEW YORK BRANCH, as a Lender

By:	/s/ Mark Emmett
Name:	Mark Emmett
Title:	Vice President

By:	/s/ Jonas Almhojd
Name:	Jonas Almhojd
Title:	Senior Vice President

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

SUNTRUST BANK, as a Lender

By:	/s/ Jared Cohen
Name:	Jared Cohen
Title:	Vice President

St. Jude Medical, Inc.

Term Loan Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Philip K. Liebscher
Name:	Philip K. Liebscher
Title:	Senior Vice President

St. Jude Medical, Inc.
Term Loan Agreement
Signature Page

FIFTH THIRD BANK,
as a Lender

By:	/s/ Joshua N. Livingston
Name:	Joshua N. Livingston
Title:	Duly Authorized Signatory

St. Jude Medical, Inc.
Term Loan Agreement
Signature Page

KBC BANK N.V.,
as a Lender

By:	/s/ Larry Manochio
Name: Larry Manochio
Title: Director

By:	/s/ Raymond F. Murray
Name: Raymond F. Murray
Title: Managing Director

St. Jude Medical, Inc.
Term Loan Agreement
Signature Page

THE NORTHERN TRUST COMPANY
as a Lender

By:	/s/ Molly Drennan
Name: Molly Drennan
Title: Senior Vice President

St. Jude Medical, Inc.
Term Loan Agreement
Signature Page

UNICREDIT BANK AG, NEW YORK BRANCH

By:	/s/ Betsy Hudson
Name: Betsy Hudson
Title: Associate Director

By:	/s/ Elaine Tung
Name: Elaine Tung
Title: Director

St. Jude Medical, Inc.
Term Loan Agreement
Signature Page

SCHEDULE 1.01

EXCLUDED SUBSIDIARIES

None

SCHEDULE 2.01

COMMITMENTS
AND PRO RATA SHARES

Lender	Tranche 1 Commitment	Tranche 2 Commitment	Pro Rata Share
Bank of America, N.A.	$405,000,000	$95,000,000	19.230769231%
Wells Fargo Bank, National Association	$285,000,000	$67,857,142.86	13.571428572%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$285,000,000	$67,857,142.86	13.571428572%
U.S. Bank National Association	$285,000,000	$67,857,142.86	13.571428572%
Mizuho Bank, Ltd.	$160,000,000	$38,095,238.10	7.619047619%
TD Bank, N.A.	$160,000,000	$38,095,238.10	7.619047619%
BNP Paribas	$86,000,000	$20,476,190.48	4.095238095%
Sumitomo Mitsui Banking Corporation	$86,000,000	$20,476,190.48	4.095238095%
Svenska Handelsbanken AB (publ), New York Branch	$86,000,000	$20,476,190.48	4.095238095%
SunTrust Bank	$86,000,000	$20,476,190.48	4.095238095%
PNC Bank, National Association	$40,000,000	$9,833,333.33	1.916666667%
Fifth Third Bank	$40,000,000	$9,833,333.33	1.916666667%
KBC Bank N.V.	$40,000,000	$9,833,333.33	1.916666667%
The Northern Trust Company	$40,000,000	$9,833,333.33	1.916666667%
Unicredit Bank AG, New York Branch	$16,000,000	$4,000,000	0.769230769%
Total	$2,100,000,000	$500,000,000	100.000000000%

SCHEDULE 5.05

LITIGATION

Product Liability Litigation

Riata® Litigation: On December 17, 2014, the Company entered into an agreement that establishes a private settlement program to resolve the actions, disputes and claims-both filed and unfiled-of certain claimants against St. Jude Medical, Inc. relating to its Riata® and Riata® ST Silicone Defibrillation Leads. The agreement was entered into with a group of counsel representing plaintiffs in proceedings in jurisdictions around the country as well as claimants with Riata leads who have not initiated litigation. St. Jude Medical, Inc. accrued $15 million in the fourth quarter of 2014 to fund the settlement and related costs. The settlement was expected to resolve approximately 950 of the outstanding, pending cases and claims. The time period in which eligible claimants could submit their documentation to participate in the settlement has now closed with the final settlement comprising 886 claimants. The Company made an initial payment of $13 million to the settlement fund in May 2015. Additional contributions to the fund are not expected to be material.

Although the majority of the claimants in the aforementioned suits and claims identified no specific injuries, some of the claimants alleged bodily injuries as a result of surgical revision or removal and replacement of Riata® leads, or other complications, which they attribute to the leads. The majority of the claimants who sought recovery for implantation and/or surgical removal of Riata® leads sought compensatory damages in unspecified amounts, and declaratory judgments that the Company is liable to them for any past, present and future evaluative monitoring, and corrective medical, surgical and incidental expenses and losses. Several claimants also sought punitive damages.

As of July 31, 2015, the Company is aware of four lawsuits, of more than 70 such suits filed as of December 17, 2014, which were filed by plaintiffs in the U.S. alleging injuries caused by, and asserting product liability claims concerning, Riata® and Riata® ST Silicone Defibrillation Leads where the claimant elected to not participate in the above-described settlement program. Three of the remaining lawsuits are pending in the state courts of Illinois, Kentucky and South Carolina. In May 2015, a new lawsuit was commenced in state court in Florida and was removed to and is now pending in the United States District Court for the Middle District of Florida.

In November 2013, an amended claim was filed in a Canadian proposed class proceeding alleging that Riata® leads were prone to insulation abrasion and breach, failure to warn and conspiracy. The plaintiffs took no action between their 2008 filing and the amended claim they filed in November 2013. The Company has filed its statement of intent to defend in response to the amended claims, and the plaintiffs have not taken any further action.

The Company is financially responsible for legal costs incurred in the continued defense of the Riata product liability claims, including any potential settlements, judgments and other legal defense costs. The Company believes that a material loss in excess of the accrued amount is not probable and estimable and the Company is not able to estimate a possible loss or range of loss at this time.

Securities and Other Shareholder Litigation

March 2010 Securities Class Action Litigation: In March 2010, a securities lawsuit seeking class action status was filed in federal district court in Minnesota against the Company and certain officers (collectively, the defendants) on behalf of purchasers of St. Jude Medical common stock between April 22, 2009 and October 6, 2009. The lawsuit related to the Company’s earnings announcements for the first, second and third quarters of 2009, as well as a preliminary earnings release dated October 6, 2009. The complaint, which sought unspecified damages and other relief as well as attorneys’ fees, alleged that the defendants failed to disclose that the Company was experiencing a slowdown in demand for its products and was not receiving anticipated orders for cardiac rhythm management devices. Class members alleged that the defendant’s failure to disclose the above information resulted in the class purchasing St. Jude Medical stock at an artificially inflated price. In December 2011, the Court issued a decision denying a motion to dismiss filed by the defendants in October 2010. In October 2012, the Court granted plaintiffs’ motion to certify the case as a class action and the discovery phase of the case closed in September 2013. In October 2013, the defendants filed a motion for summary judgment. In November 2014, the defendants filed a motion for leave to proceed with a motion to decertify the class, which the Court denied in December 2014. On February 18, 2015, the parties entered into a written settlement agreement resolving the case, pending notification to class members and subject to court approval. Under the settlement, the Company agreed to make a payment of $50 million to resolve all of the class claims and recorded a charge of that amount during the fourth quarter of 2014. The Company had estimated its damages exposure on the claims alleged to be approximately $475 million. A preliminary order approving the settlement was entered by the District Court on March 9, 2015 with the final settlement order and judgment closing the case entered on June 12, 2015. During the first quarter of 2015, the Company received insurance recoveries of $40 million and continues to pursue collection of the remaining insurance recovery, including interest and attorneys’ fees and costs.

December 2012 Securities Litigation: On December 7, 2012, a putative securities class action lawsuit was filed in federal district court in Minnesota against the Company and an officer (collectively, the defendants) for alleged violations of the federal securities laws, on behalf of all purchasers of the publicly traded securities of the defendants between October 17, 2012 and November 20, 2012. The complaint, which sought unspecified damages and other relief as well as attorneys’ fees, challenges the Company’s disclosures concerning its high voltage cardiac rhythm lead products during the purported class period. On December 10, 2012, a second putative securities class action lawsuit was filed in federal district court in Minnesota against the Company and certain officers for alleged violations of the federal securities laws, on behalf of all purchasers of the publicly traded securities of the Company between October 19, 2011 and November 20, 2012. The second complaint alleged similar claims and sought similar relief. In March 2013, the Court consolidated the two cases and appointed a lead counsel and lead plaintiff. A consolidated amended complaint was served and filed in June 2013, alleging false or misleading representations made during the class period extending from February 5, 2010 through November 7, 2012. In September 2013, the defendants filed a motion to dismiss the consolidated amended complaint. On March 10, 2014, the Court ruled on the motion to dismiss, denying the motion in part and granting the motion in part. On October 7, 2014, the lead plaintiff filed a second amended complaint. Like the original consolidated amended complaint, the plaintiffs did not assert any specific amount of compensation in the second amended complaint. The plaintiffs filed their motion for class certification on January 15, 2015. The Company will file a response by September 16, 2015, plaintiffs will file a reply by November 16, 2015, and a hearing before the Court on the plaintiffs’ class certification will be scheduled at some point in the future. Fact discovery closes December 18, 2015 and the case is expected to be ready for trial in February 2017. The Company intends to continue to vigorously defend against the claims asserted in this matter.

The Company has not recorded an expense related to any potential damages in connection with the December 2012 Securities Litigation because any potential loss is not probable or reasonably estimable. Because, based on the Company’s historical experience, the amount ultimately paid, if any, often does not bear any relationship to the amount claimed, the Company cannot reasonably estimate a loss or range of loss, if any, that may result from these matters.

The Company is also involved in various other lawsuits, claims and proceedings that arise in the ordinary course of business.

SCHEDULE 5.07

ERISA MATTERS

None

SCHEDULE 5.10

TAXES

As of July 4, 2015, the Company had $352 million accrued for uncertain tax positions, all of which would affect the Company’s effective tax rate if recognized. Additionally, the Company had $48 million accrued for gross interest and penalties as of July 4, 2015. At January 3, 2015, the liability for uncertain tax positions was $328 million and the accrual for gross interest and penalties was $44 million.

The Company is subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all material U.S. federal, state, foreign and local income tax matters for all tax years through 2004. In April 2015, the U.S. Internal Revenue Service (IRS) completed an audit of the Company’s 2010 and 2011 tax returns and proposed adjustments in an audit report. In February 2014, the IRS completed an audit of the Company’s 2008 and 2009 tax returns and also proposed adjustments in an audit report. The Company has begun and intends to vigorously defend certain positions and has initiated defense of these adjustments at the IRS appellate level. An unfavorable outcome could have a material negative impact on the Company’s effective income tax rate in future periods. The Company does not expect its uncertain tax positions to change significantly over the next 12 months.

SCHEDULE 5.11

MATERIAL INDEBTEDNESS

The Company has approximately $62 million of letters of credit and bank guarantees issued by various banks to support the Company’s insurance programs as well as selling activities primarily outside of the U.S.

SCHEDULE 5.12

ENVIRONMENTAL MATTERS

None

SCHEDULE 5.16

SUBSIDIARIES

St. Jude Medical, Inc.

Subsidiaries and Equity Investments

Part (a)

As of July 21, 2015

St. Jude Medical, Inc. Wholly Owned Subsidiaries:

•                  Pacesetter, Inc. - Sylmar, California; Scottsdale, Arizona; and Maven, South Carolina (Delaware corporation) (dba St. Jude Medical Cardiac Rhythm Management Division)

•                  St. Jude Medical S.C., Inc. - Austin, Texas (Minnesota corporation)

•                  St. Jude Medical Europe, Inc. - St. Paul, Minnesota (Delaware corporation)

•                  St. Jude Medical Canada, Inc. - Mississauga, Ontario (Ontario, Canada corporation)

•                  St. Jude Medical (Shanghai) Co., Ltd. - Shanghai, China (Chinese corporation)

•                  Beijing, Shanghai and Guangzhou representative offices

•                  St. Jude Medical Australia Pty., Ltd. - Sydney, Australia (Australian corporation) (64.42% (1,381,000 shares) held by St. Jude Medical, Inc. and 27.21% (583,251 shares) held by St. Jude Medical Asia Pacific Holdings GK) and 8.37% (179,373 shares) held by St. Jude Medical Luxembourg S. a r.l

•                  St. Jude Medical Brasil, Ltda. - Sao Paulo and Belo Horizonte, Brazil (Brazilian corporation)

•                  St. Jude Medical, Atrial Fibrillation Division, Inc. (Formerly St. Jude Medical, Daig Division, Inc.) - Minnesota and California (Minnesota corporation)

•                  Endocardial Solutions NV/SA (Belgian corporation)

•                  St. Jude Medical Colombia, Ltda. - Bogota, Colombia (Colombian corporation)

•                  CardioMEMS, LLC.. - (Delaware limited liability company 9/15/2014) (merged with Eagle merger corp 5/2014)

•                  St. Jude Medical ATG, Inc. - Maple Grove, Minnesota (Minnesota corporation) (Shell)

•                  Irvine Biomedical, Inc. - Irvine, California (California corporation)

•                  St. Jude Medical, Cardiology Division, Inc. (Formerly Velocimed, Inc.) - Minnesota (Delaware corporation) (dba St. Jude Medical Cardiovascular Division)

•                  LightLab Imaging, Inc. - Westford, Massachusetts (Delaware corporation)

•                  Sealing Solutions, Inc. - Plymouth, Minnesota (Georgia corporation)

•                  SJ Medical Mexico, S. de R.L. de C.V. - (Mexican corporation)

•                  St. Jude Medical Argentina S.A. - Buenos Aires, Argentina (Argentinean corporation)

•                  Advanced Neuromodulation Systems, Inc. - Plano, Texas (Texas corporation) (dba St. Jude Medical Neuromodulation Division)

•                  Hi-Tronics Designs, Inc. - Budd Lake, New Jersey (New Jersey corporation)

•                  AGA Medical Holdings, Inc. - Plymouth, Minnesota (Delaware corporation)

•                  AGA Medical Corporation - Plymouth, Minnesota (Minnesota corporation)

•                  AGA Medical Belgium SPRL (Belgian corporation)

•      SJM SMI Two LLC (Delaware corporation)

•      Spinal Modulation LLC (Delaware limited liability company)

•      Spinal Modulation NV (Dutch company)

•      Spinal Modulation Pty Limited (Australian company)

•      RF Medical Holdings LLC (Delaware limited liability company 12/01/2014)

•                  NeuroTherm LLC (Delaware limited liability company 12/01/2014)

•                  Flivopress BV (Dutch corporation) (Wholly owned subsidiary of NeuroTherm LLC)

•                  RDG Medical Holdings, Ltd. (UK corporation) (Wholly owned subsidiary of NeuroTherm LLC)

•      St. Jude Medical Business Services Inc. (Delaware corporation)

•                  SJM International, Inc. - St. Paul, Minnesota (Delaware corporation)

•                  St. Jude Medical Mexico Business Services, S.de R.L. de C.V. (Mexico Corporation)

•                  St. Jude Medical International Holding  S.a r.l. (Luxembourg corporation)

SJM International, Holding S.à r.l. Wholly Owned Legal Entities (Directly and Indirectly):

•                  St. Jude Medical International Holding S.a.r.l. (Luxembourg corporation)

•                  U.S. Branch of St. Jude Medical International Holding S.à r.l.

•                  St. Jude Medical Luxembourg Holding II S.à r.l. (Luxembourg Corporation)

•                  St. Jude Medical Luxembourg Holding NT S.à r.l. (Luxembourg Corporation)

•                  St. Jude Medical Sweden AB (Swedish corporation)

•                  St. Jude Medical Danmark A/S (Danish corporation)

•                  St. Jude Medical (Portugal) - DistribuiMed de Produtos MModuto, Lda. (Portuguese corporation)

•                  St. Jude Medical Export Ges.m.b.H. (Austrian corporation)

•                  St. Jude Medical Medizintechnik Ges.m.b.H. (Austrian corporation)

•                  St. Jude Medical Italia S.p.A. (Italian corporation)

•                  St. Jude Medical Belgium (Belgian corporation)

•                  St. Jude Medical Espana S.A. (Spanish corporation)

•                  St. Jude Medical France S.A.S. (French corporation)

•                  St. Jude Medical Finland O/y (Finnish corporation)

•                  St. Jude Medical Sp.zo.o. (Polish corporation)

•                  SJM Cardiovascular Ireland Limited (Irish corporation)

•                  St. Jude Medical GmbH (German corporation)

•      NeuroTherm GmbH (German corporation)

•                  St. Jude Medical Kft (Hungarian corporation)

•                  St. Jude Medical UK Limited (United Kingdom corporation)

•      NeuroTherm Ltd. (United Kingdom corporation)

•                  St. Jude Medical (Schweiz) AG (Swiss corporation)

•                  UAB “St. Jude Medical Baltic” (Lithuanian corporation)

•                  St. Jude Medical Norway AS (Norwegian corporation)

•                  St. Jude Medical Luxembourg Holding S.a.r.l. (Luxembourg Corporation)U.S. Branch of St. Jude Medical Luxembourg Holding S.à r.l.

•                  MediGuide, LLC (Delaware limited liability company)

•                  MediGuide Ltd. (Israeli corporation)

•                  St. Jude Medical Nederland B.V. (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)

•                  NeuroTherm BV (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Nederland B.V.)

•                  Cotop International BV (Netherlands corporation)

•                  St. Jude Medical Puerto Rico LLC (Puerto Rican corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)

•                  St. Jude Medical GVA S.a r. l. (Switzerland corporation) (formerly Endosense S.A.)

•                  SJM Coordination Center BVBA (Belgian corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)

•                  Cardio Life Research S.A. (Belgian corporation)

•                  St. Jude Medical Balkan d.o.o. (Serbian corporation)

•                  St. Jude Medical Estonia OÜ (Estonian corporation)

•                  SJM Hellas Limited Liability Trading Company (Greece corporation)

•                  Beirut Lebanon Branch

•                  St. Jude Medical Operations (Malaysia) Sdn. Bhd. (Malaysian corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)

•                  St. Jude Medical Costa Rica Limitada (Costa Rica corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg Holding S.à r.l.)

•                  St. Jude Medical Luxembourg S.a r.l. (Luxembourg corporation)

•                  US Branch of St. Jude Medical Luxembourg S.a.r.l.

•                  St. Jude Medical Holdings B.V. (Netherlands corporation) (wholly owned subsidiary of St. Jude Medical Luxembourg S.à r.l.)

•                  St. Jude Medical India Private Limited (Indian corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)

•                  St. Jude Medical New Zealand Limited (New Zealand corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)

•                  St. Jude Medical Asia Pacific Holdings GK (Japanese corporation) (wholly owned subsidiary of St. Jude Medical Holdings B.V.)

•                  St. Jude Medical Japan Co., Ltd. (Japanese corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

•                  St. Jude Medical (Singapore) Pte. Ltd. (Singaporean corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

•                  St. Jude Medical (Malaysia) Sdn Bhd (Malaysian corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

•                  St. Jude Medical Taiwan Co. (Taiwan corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

•                  St. Jude Medical Korea YH (Korean corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

•                  St. Jude Medical (Hong Kong) Limited (Hong Kong corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

•                  St. Jude Medical (Thailand) Co., Ltd. - Bangkok, Thailand (Thai corporation) (wholly owned subsidiary of St. Jude Medical Asia Pacific Holdings GK)

•                  St. Jude Medical AB (Swedish corporation) (Wholly owned subsidiary of St. Jude Medical Holdings BV)

•                  St. Jude Medical Systems AB (formerly Radi Medical Systems AB) (Swedish corporation)

•                  Radi Medical Systems Pte., Ltd. (Singapore  corporation)

•                  HB Betakonsult (Swedish partnership) (St. Jude Medical AB holds a 99% interest and St. Jude Medical Systems AB holds a 1% interest)

Part (b)

The following sets forth, as of the Effective Date, the Company’s equity investments in any other corporation or entity other than as permitted pursuant to Section 7.04(e):

None

SCHEDULE 6.06

INSURANCE COVERAGE

Coverage	Limits	Retention	Insurance Companies

Commercial Property	Based on valuation $3 billion aggregate	Various	FM Global

General Liability	$ 2 million aggregate $ 1 million/occurrence	Various	Old Republic Insurance

Auto Insurance	$ 2 million	$ 2 million	Old Republic Insurance

Workers’ Compensation	Statutory	$ 900,000	Old Republic Insurance

Umbrella	$ 30 million	Underlying policy	Zurich Great American

Foreign Liability/Clinical Trials	Various	Various	ACE

Directors & Officers	$ 75 million	$ 10 million (Securities claims) $5 million other claims	Swiss Re Chubb National Union Everest Re Endurance Chubb ACE

Crime	$10 million	$ 250,000	National Union

Cargo	Various	$ 100,000	Ace INA

Fiduciary	$ 15 million	$ 100,000	National Union

SCHEDULE 7.01

EXISTING LIENS

None

SCHEDULE 7.04

ST. JUDE MEDICAL, INC.

GLOBAL INVESTMENT POLICY

Effective December 2014

PURPOSE

This investment policy (“Policy”) describes the objectives for investment of funds on behalf of St. Jude Medical, Inc. and all of its legal entities (“Company”).  The Policy also defines the employees authorized to engage in investment activity (“Authorized Individuals”), authorized investment sources (“Authorized Brokers/Issuers”), authorized investment managers (“Authorized Managers”), and portfolio quality, diversification and maturity parameters.  Modification of or deviation from the Policy requires the approval of the Audit Committee of the Board of Directors of the Company (“Audit Committee”), except for changes in Authorized Individuals, Authorized Brokers/Issuers, or Authorized Managers, which require the prior written approval of the Company’s Chief Financial Officer and either the Treasurer or Assistant Treasurer.

This policy does not supersede the Company’s Banking Resolution.  Any banks listed as Authorized Brokers/Issuers for the purpose of this Policy refer to the investment or investment brokerage entity or function within that bank or investment bank, but not to the depository, lending function or organization which is the subject of the Banking Resolution.

Investment Objectives

The Company has three primary investment objectives, in priority order:

1.              Preservation of principal

2.              Liquidity

3.              Competitive after-tax yield

Authorized Individuals

1.              Chief Executive Officer

2.              Chief Operating Officer

3.              Chief Financial Officer

4.              Treasurer

5.              Assistant Treasurer

6.              Manager of Treasury Operations

7.              Sr. Treasury Analyst

8.              Director, Tax and Treasury, EMEAC

9.              Other designees as approved in writing by the Chief Executive Officer or the Chief Financial Officer and either the Treasurer or Assistant Treasurer

Authorized Investments

Authorized investments, minimum quality characteristics, maximum allowable maturities and allowable concentration (percentage of investment portfolio) parameters are described in Exhibit A of the Policy.  In general, investment activity is restricted to investment grade securities, with minimum rating(s) on trade date by Standard & Poor’s as outlined in Exhibit A of the Policy, or the equivalent rating from Moody’s, or Fitch.  Investments must be currency neutral, i.e. investments must be made in the reporting currency or the currency that is already held by the entity completing the investment.

Authorized Brokers/Issuers

Authorized Individuals are restricted to utilizing brokers, banks and direct issuers of commercial paper as described in Exhibit B of the Policy.  A current version of Exhibit B indicating all additions or deletions from the list of Authorized Brokers/Issuers is to be maintained by the Treasurer or Assistant Treasurer.  A written agreement signed by the Company’s Chief Financial Officer and Treasurer or Assistant Treasurer is required for each Authorized Broker/Issuer prior to executing investment transactions.

Authorized Managers

Authorized Managers are described in Exhibit C of the Policy.  Authorized Managers are restricted to investments as detailed in Exhibit A of the Policy.  Authorized Managers are required to utilize broker dealers providing best execution of trades, “best execution” being defined as most favorable pricing at lowest cost.  A written agreement signed by the Company’s Chief Financial Officer and Treasurer or Assistant Treasurer is required for each Authorized Manager prior to executing investment transactions.  This written agreement will contain an addendum documenting selection of security custodians and appropriate performance benchmarks mutually chosen by the Authorized Manager and the Company.

Responsibility

1.              Audit Committee

a.              Annual review of investment activity and results

b.              Annual review of the Company’s internally prepared compliance report

2.              Chief Financial Officer

a.              Annual review of the Policy

b.              Overall compliance with the Policy

c.               Approval of any changes in Authorized Individuals or Authorized Brokers/Issuers or Authorized Managers

d.              Execution of agreements with Authorized Brokers/Issuers and Authorized Managers

e.               Distribution of annual investment and audit reports to the Audit Committee

f.                Decision on appropriate remedial strategy regarding any investment where that investments’ value may be affected because of a negative credit rating change subsequent to purchase.

3.              Treasurer or Assistant Treasurer

a.              Direct responsibility for compliance with the Policy

b.              On at least a quarterly basis, review the list of Authorized Brokers/Issuers and Authorized Managers and recommend revisions

c.               Approval of any changes in Authorized Individuals or Authorized Brokers/Issuers or Authorized Managers (also requires CFO approval)

d.              Execution of agreements with Authorized Brokers/Issuers or Authorized Managers

e.               Distribution of periodic reports to management

f.                As soon as known by the Treasurer or Assistant Treasurer, report to the Chief Financial Officer any negative credit rating change that may affect any existing investments’ value. This report shall include viable elections with respect to the investment of concern.

4.              Authorized Individuals

a.              Ongoing compliance with the Policy

b.              Preparation of accurate and timely reports for management and the Audit Committee

c.               As soon as known by the Individual, report to the Treasurer or Assistant Treasurer any negative credit rating change of any existing investment .

5.              Internal Audit Function

a.              Preparation and distribution of an annual compliance audit for the Audit Committee

Reporting Requirements

1.              Annual investment report to the Audit Committee

2.              Monthly report to Corporate Accounting and as directed to Chief Financial Officer  and Controller

3.              Annual compliance audit report

4.              Other as directed by management

Equity Investments

At the direction of the Chief Executive Officer of the Company, Authorized Individuals are permitted to purchase up to $25 million in aggregate of the capital stock, or equivalent, in a non-affiliated company.  Amounts in excess of $25 million in aggregate require approval by the Board of Directors.

Without further approval of the Board of Directors, the Chief Executive Officer may direct authorized individuals to sell or otherwise dispose of investments in non-affiliated companies.

Management Savings Plan (MSP) Investments

The Company maintains certain investments such as life insurance contracts and mutual funds that serve to hedge the Company’s obligations under its MSP.  This Global Investment Policy is not intended to govern the management of the MSP investments.

Pooled Funds

The Company uses a cash pooling structure in Europe whereby excess funds are pooled into a master account in Brussels.  Rather than allow these funds to sit idle in the master bank account, cash may be swept into a single bank deposit or any other investment allowed under this policy.  These pooled funds shall be subject to all provisions of this Investment Policy.

Duration

This Policy is subject to annual review by the Audit Committee.

ST JUDE MEDICAL, INC.

INVESTMENT POLICY

EXHIBIT A

AUTHORIZED INVESTMENTS

Instrument	Minimum Rating on trade date (S&P or Equiv.)	Expected Average Life	Maximum Exposure Per Issue/Issuer On trade date
See Definitions and Clarifications below table

Bank deposits/Eurodollar deposits Wells Fargo Bank of America JP Morgan Bank of Tokyo Mitsubishi Svenska Handelsbanken US Bank TD Bank BNP Paribas Single pooled cash deposit All other banks:	NA NA NA NA NA NA NA NA NA A- AA-	NA NA NA NA NA NA NA NA 30 day maximum NA NA

$75 million or 5% of portfolio

$75 million or 5% of portfolio

$75 million or 5% of portfolio

$75 million or 5% of portfolio

$75 million or 5% of portfolio

$75 million or 5% of portfolio

$75 million or 5% of portfolio

$75 million or 5% of portfolio

$150 million

A- rated - $50 million or 5% of portfolio

AA- rated $75 million or 5% of portfolio

Certificates of deposit/Yankee certificates of deposit (rating based on underlying institution)	A AA	90 days 90 days	A rated - $20 million or 5% of portfolio AA rated - $50 million or 5% of portfolio

Bankers’ acceptances	A2	180 days	$20 million or 5% of portfolio

Commercial paper	A1 A2	270 days 60 days	$40 million or 5% of portfolio $20 million or 5% of portfolio

Asset backed commercial paper	A1	60days	$20 million or 5% of portfolio

Asset backed securities	AAA	1 year	$20 million or 5% of portfolio

Corporate bonds or notes	AA	Two years	$20 million or 5% of portfolio

Money market funds	AAA	N/A	$75 million or 5% of portfolio

Municipal bonds or notes	A	One year	$20 million or 5% of portfolio

Municipal variable rate notes	SP-2	14 days	$20 million or 5% of portfolio

Repurchase agreements	AA	7 days	$20 million or 5% of portfolio

U.S. government agencies	N/A	Three years	N/A

U.S. government obligations	N/A	Three years	N/A

Definitions and Clarifications

For Investments Managed Internally By St. Jude

Minimum rating on trade date:

•                  For Split rated securities, the lowest of the ratings is used

•                  Repurchase agreements must be collateralized by U.S. Government or Agency securities

Expected average life:

•                  Investments managed internally shall be governed solely by the Expected Average Life in the table above.  For securities which have put dates or reset dates the first put date or first reset date will be used instead of the final legal maturity date.

The following criteria will be used for purposes of determining Expected Average Life:

•                  The next reset date will be used for floating rate securities, the put date for putable securities, the call date for securities trading on a yield-to-call basis, and the average life on securities with periodic principal payments prior to maturity such as mortgage backed securities and asset backed securities.

•                  The final legal maturity date of any single issue cannot exceed 3 years from the date of purchase.

Maximum exposure per issue/issuer on trade date:

•                  St. Jude investments managed internally shall be governed solely by the $ maximum exposure limits per issue/issuer outlined in the table above and:

•                  Shall be consolidated for all SJM entities

•                  Shall be consolidated for each issue/issuer

•                  Shall consist of principal only

•                  To determine maximum exposure per issue/issuer for investments denominated in currencies other than US$:

•                  A spot exchange rate shall be obtained from Reuters or Bloomberg on the investment trade date

•                  A foreign currency equivalent maximum shall be calculated using the rate obtained and the US$ maximum from the table above

For Investments Managed Externally (by Authorized Managers):

•                  Maximum exposure limits [for any single issue/issuer] are 5% of the portfolio under management

•                  Investments shall be managed such that the final legal maturity of a security is no more than 5 years from date of purchase, with an overall average duration of the portfolio to be no longer than 18 months

•                  Investments shall be managed to an overall portfolio quality rating of AA or better

•                  No single investment shall be rated lower than A- at time of purchase

•                  Authorized investment instruments are listed in the table Exhibit A.

•                  Repurchase agreements must be collateralized by U.S. Government or Agency securities.

ST. JUDE MEDICAL, INC.

INVESTMENT POLICY

EXHIBIT B

AUTHORIZED BROKERS/ISSUERS

Commercial Banks / Brokers

Banco Popular

Bank of America Merrill Lynch

JP Morgan

Wells Fargo

KBC Bank

Svenska Handelsbanken

Suntrust

Northern Trust

Sumitomo Mitsui

Royal Bank of Scotland

TD Bank

US Bank

Fifth Third

Piper Jaffray

PNC Bank

Mizuho Corporate Bank

BNP Paribas

Bank of Tokyo Mitsubishi/Union Bank of California

Westpac Banking Corporation

UniCredit Bank AG, New York Branch

Banque Cantonale De Geneve

ST. JUDE MEDICAL, INC.

INVESTMENT POLICY

EXHIBIT C

AUTHORIZED MANAGERS

Bank of America Capital Management, Inc.

Wells Capital Management

Northern Trust Investments

Highmark Capital Management (Bank of Tokyo Mitsubishi)

SCHEDULE 7.05

EXISTING INDEBTEDNESS

None

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

St. Jude Medical, Inc.

One St. Jude Medical Drive

St. Paul, Minnesota  55117

Attention:	Robert Frenz
Telephone:	651-756-2144
Facsimile:	877-496-7170

Electronic Mail: rfrenz@sjm.com

U.S. Taxpayer Identification Number: 41-1276891

ADMINISTRATIVE AGENT:

Administrative Agent’s Office (for payments and Requests for Borrowings):

Bank of America, N.A.

101 N. Tryon Street

Mail Code:  NC1-001-05-46

Charlotte, NC  28255

Attention:	Rose Bollard
Telephone:	980-386-2881
Telecopier:	704-409-0355

Electronic Mail:  rose.bollard@baml.com

Account No.:	1366212250600
Attention:	Credit Services
Reference:	St. Jude Medical, Inc.
ABA No.:	026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

555 California Street, 4th Floor

Mail Code: CA5-705-04-09

San Francisco, California 94104-1503

Attention:	Kevin Ahart
Telephone:	415-436-2750
Telecopier:	415-503-5000

Electronic Mail:  kevin.ahart@baml.com

with a copy to:

Bank of America, N.A.

Corporate Debt Products

100 N. Tryon Street

Mail Code:  NC1-007-17-11

Charlotte, NC  28255

Attention:	Yinghua Zhang
Telephone:	980-387-5915
Telecopier:	312-453-2722

Electronic Mail:  yinghua.zhang@baml.com

EXHIBIT A

FORM OF LOAN NOTICE

Date:                        ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of August 21, 2015 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of [Tranche 1][Tranche 2] Loans

☐ A conversion or continuation of [Tranche 1][Tranche 2] Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Borrowing requested herein complies with Sections 2.01 and 2.02 of the Agreement.

ST. JUDE MEDICAL, INC.

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                            or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of August 21, 2015 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ST. JUDE MEDICAL, INC.

By:
Name:
Title:

B-1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

                      ,

Financial Statement Date:                   ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of August 21, 2015 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                               of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.             A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

–or–

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             The representations and warranties of the Borrower contained in Article V of the Agreement, but excluding the representation and warranty as to no Material Adverse Effect contained in Section 5.11(b) of the Agreement, or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsection (a) of Section 5.11 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.             The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

ST. JUDE MEDICAL, INC.

By:

Name:

Title:

For the Quarter/Year ended                                  (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate
($ in 000’s)

I.	Section 7.13 — Consolidated Leverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1. Consolidated Net Income for Subject Period:	$

		2. Consolidated Interest Charges for Subject Period:	$

		3. Provision for income taxes for Subject Period:	$

		4. Depreciation expenses for Subject Period:	$

		5. Amortization expenses for intangibles for Subject Period:	$

		6. Non-cash expenses reducing Consolidated Net Income for Subject Period:	$

		7. Non-cash items increasing Consolidated Net Income for Subject Period:	$

		8. Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 - 7):	$

	B.	Consolidated Funded Indebtedness at Statement Date:	$

	C.	Consolidated Leverage Ratio (Line I.B ÷ Line I.A):	to 1.00

		Maximum permitted:	to 1.00(1)

(1)  Maximum permitted Consolidated Leverage Ratio (on or after the Closing Date) of (i) 4.25 to 1.00 from the Closing Date until and including the fiscal quarter of the Borrower ending December 31, 2015; (ii) 4.00 to 1.00 for the next four consecutive fiscal quarters of the Borrower; and (iii) 3.50 to 1.00 during any period of four fiscal quarters of the Borrower thereafter.

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](2) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](3) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](4) hereunder are several and not joint.](5)  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.             Assignor[s]:

(2)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(3)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(4)  Select as appropriate.

(5)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Assignor [is] [is not] a Defaulting Lender]

2.             Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.             Borrower:              St. Jude Medical, Inc.

4.             Administrative Agent: Bank of America, N.A., as the administrative agent under the Term Loan Agreement

5.             Term Loan Agreement:      Term Loan Agreement, dated as of August 21, 2015, among St. Jude Medical, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.             Assigned Interest[s]:

Assignor[s](6)	Assignee[s](7)	Aggregate Amount of Commitment for all Lenders(8)	Amount of Commitment Assigned	Percentage Assigned of Commitment(9)		CUSIP Number

		$	$		%
		$	$		%
		$	$		%

[7.           Trade Date:                            ](10)

Effective Date:                   , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(6)  List each Assignor, as appropriate.

(7)  List each Assignee and, if available, its market entity identifier, as appropriate.

(8)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9)  Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

(10)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](11)
[NAME OF ASSIGNOR]

By:

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE[S](12)
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](13) Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:](14)

By:
Title:

(11)  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

(12)  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

(13)  To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.

(14)  To be added only if the consent of the Borrower and/or other parties is required by the terms of the Term Loan Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Term Loan Agreement

among St. Jude Medical, Inc.,

the Lenders party thereto and

Bank of America, N.A., as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1.     Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.     Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Term Loan Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

OPINIONS

[To be attached.]

E-1

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of August 21, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”; the terms defined therein being used herein as therein defined), among St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20[ ]

F-1-1

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of August 21, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”; the terms defined therein being used herein as therein defined), among St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20[ ]

F-2-1

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of August 21, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”; the terms defined therein being used herein as therein defined), among St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20[ ]

F-3-1

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of August 21, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”; the terms defined therein being used herein as therein defined), among St. Jude Medical, Inc., a Minnesota corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

F-4-1

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20[ ]

F-4-2

EXHIBIT G

FORM OF
SOLVENCY CERTIFICATE

[    ], 2015

This Solvency Certificate is delivered pursuant to Section 4.02(g)(ii) of the Term Loan Agreement, dated as of August [    ], 2015 (the “Term Loan Agreement”), among St. Jude Medical, Inc., a Minnesota corporation, as borrower (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1.             I am the Chief Financial Officer of the Borrower.  I am familiar with the Transactions and have reviewed the Term Loan Agreement, financial statements referred to in Section 5.11(a) of the Term Loan Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2.             As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

ST. JUDE MEDICAL, INC.

By:
Name:
Title:	Chief Financial Officer

G-1